Exhibit 99.1

September 9, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS TO ACQUIRE ALPINE VALLEY BREAD COMPANY

Producer of certified organic and all natural breads in Mesa, Ariz.

THOMASVILLE, Ga.— Flowers Foods, Inc. (NYSE: FLO) today announced a definitive agreement to acquire Alpine Valley Bread Company, a family-owned producer of certified organic and all natural breads in the U.S., for $120 million in cash and stock. The acquisition, which is subject to regulatory approval and customary closing conditions, is expected to be completed in the fourth quarter.

Alpine Valley Bread Company was founded in 1997 by the Wood family with a vision to bake bread that was nutritious, organic, and flavorful, free from artificial ingredients. Their philosophy was simple: great bread made with whole grains, salt, yeast, water, and honey. From its first bakery in a strip mall in Mesa, Ariz., Alpine Valley has grown to serve national retail grocers, specialty healthy living stores, and club retailers. Their product line includes Super Grains, 21 Whole Grains, Multi Grain Omega -3, Sprouted Wheat with Flaxseed and other breads that are USDA Organic certified, Non-GMO Project verified, and kosher certified.

The company employs 282 and operates two bakeries in Mesa. Once the transaction is complete, Alpine will operate as an independent subsidiary of Flowers.

“Alpine Valley Bread Company will further strengthen our company,” said Allen L. Shiver, Flowers’ president and chief executive officer. “With its extensive portfolio of on-trend organic products, Alpine Valley has a deeply rooted culture of excellence, service, and commitment. We are especially pleased to welcome Alpine’s team members who will bring expertise in the development, production, and delivery of organic breads to Flowers.”

Todd Wood, Alpine Valley Bread Company’s chief executive officer, expressed excitement about the support Flowers Foods will offer to expand the reach of products made in its Mesa bakeries. “Flowers Foods brings resources we need and we are pleased with Flowers’ commitment to keep our brands and our bakeries true to what has made our growth possible—making bread with a carefully developed process with pure and simple ingredients. In short, our commitment to deliver products positioned to meet consumers’ needs for healthier, more nutritious baked foods will be stronger than ever when we join Flowers Foods.”

With anticipated fiscal 2016 sales of approximately $85 million to $95 million, Alpine Valley has generated a compound average revenue growth rate of approximately 51% over the past three years.

According to IRI data, the organic bread market has grown at a rate of 27% over the past four years, significantly outperforming the broader $23 billion U.S. retail baked goods market.*

Flowers plans to fund approximately 90% of the purchase price for the acquisition using its existing revolving credit facility and available cash and approximately 10% with Flowers Foods common stock. The company anticipates the transaction will be neutral to fiscal 2015 earnings.

Flowers Foods’ financial advisor is Deutsche Bank, and Jones Day is the company’s legal counsel. Alpine Valley Bread is represented by financial advisor IBG/Fox & Fin with Greenberg Traurig LLP as legal counsel.

*IRI, 52 weeks ending August 2, 2015

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2014 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products, including Nature’s Own, the company’s top brand, which was developed by Flowers in 1977 as a healthier bread choice with no artificial preservatives, colors, or flavors. Today, Nature’s Own is America’s best-selling bread brand with more than $1 billion in retail sales. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our the company’s plans, objectives, expectations and intentions with respect to the acquisition of Alpine Valley Bread Company, the expected impact of the acquisition on the future earnings of the company, the expected sources of financing for the acquisition, the expected timing of the closing of the acquisition, and integration plans and expected business opportunities and benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) the inability of the parties to consummate the acquisition or the failure of the company to successfully integrate Alpine Valley Bread Company or realize expected business opportunities and benefits; (b) competitive conditions in the baked foods industry, including promotional and price competition, (c) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (d) the success of productivity improvements and new product introductions, (e) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (f) fluctuations in commodity pricing, (g) energy and raw material costs and availability and hedging and counterparty risk, (h) our ability to fully integrate recent acquisitions into our business, (i) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (j) consolidation within the baking industry and related industries; (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (l) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Paul Baltzer (229) 227-2380

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